EXHIBIT 5.1

                 [VEDDER, PRICE, KAUFMAN & KAMMHOLZ LETTERHEAD]


                                                                 August 31, 2001



MAF Bancorp, Inc.
55th Street & Holmes Avenue
Clarendon Hills, Illinois  60514

Ladies and Gentlemen:

     Reference is hereby made to the Form S-4 Registration Statement (the "Registration Statement") being filed by MAF Bancorp, Inc., a Delaware corporation ("MAF"), relating to the registration of up to 551,949 shares of MAF common stock, par value $0.01 per share, to be issued to shareholders of Mid Town Bancorp, Inc., an Illinois corporation ("Mid Town"), in exchange for shares of Mid Town common stock, par value $0.01 per share, pursuant to the proposed merger (the "Merger") of Mid Town with and into MAF in accordance with the terms and conditions of that certain Agreement and Plan of Merger dated as of July 2, 2001 (the "Merger Agreement"). We have acted as counsel for MAF in connection with the Merger.

     It is our opinion that such shares of MAF common stock, when issued to Mid Town shareholders in accordance with and pursuant to the Merger Agreement, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion in connection with said Registration Statement and to the use of our name under the heading "Legal Matters" in the proxy statement/prospectus included therein.

                                         Very truly yours,

                                         /s/ VEDDER, PRICE, KAUFMAN & KAMMHOLZ